AMENDMENT TO DISTRIBUTION AGREEMENT


      Agreement made by and between INVESCO International Funds, Inc. (the "Fund") and INVESCO Distributors, Inc. (the "Distributor").

      WHEREAS, the Fund and Underwriter are parties to a Distribution Agreement dated September 30, 1997 (the "Distribution Agreement") governing the terms and conditions under which the Underwriter engages in the business of selling the shares of the Fund; and

      WHEREAS, the Fund and Underwriter desire to amend the Distribution Agreement;

      NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Fund and Underwriter hereby amend the Distribution Agreement by the addition of the following terms and provisions:

      1. The Distribution Agreement shall be amended to reflect that the INVESCO Emerging Markets Fund, INVESCO European Fund, INVESCO International Blue Chip Fund, INVESCO International Growth Fund and INVESCO Pacific Basin Fund are series of the Fund.

      IN WITNESS WHERE, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative this 18th day of September, 1998.


                              INVESCO INTERNATIONAL FUNDS, INC.


                              By:   /s/ Glen A. Payne
                                    -------------------------
                                    Glen A. Payne, Secretary



                              INVESCO DISTRIBUTORS, INC.


                              By:   /s/ Mark H. Williamson
                                    -----------------------------
                                    Mark H. Williamson, President